EXHIBIT 5


                 [LETTERHEAD OF BAKER & DANIELS]








November 16, 1999



Bindley Western Industries, Inc.
8909 Purdue Road
Indianapolis, Indiana 46268

Ladies and Gentlemen:

          We have examined the corporate records and proceedings of Bindley Western Industries, Inc., an Indiana corporation (the "Company"), with respect to the legal sufficiency of all corporate proceedings of the Company taken in connection with the authorization, issuance, form, validity and nonassessability of the shares of the Common Stock, $0.01 par value (the "Common Stock"), of the Company being registered for sale by the selling stockholders as identified in the Registration Statement on Form S-3 (the "Registration Statement"), being filed by the Company under the Securities Act of 1933, as amended (the "Act"). Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

          Based on such examination, we are of the opinion that:

          1. The Company is a duly organized and validly existing corporation under the laws of the State of Indiana.

          2. The authorized capital stock of the Company consist of 53,333,333 shares of Common Stock and 1,000,000 special shares.

          3. The 2,498,579 outstanding shares of Common Stock offered by sale by the selling stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement and to the references to us in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Yours very truly,

                                         /s/  BAKER & DANIELS